Exhibit 10.15

Confirmation and Commitment Letter Regarding the Historical Evolution Related Matters
Regarding ACM Research (Shanghai), Inc.
As the controlling shareholder of ACM Research (Shanghai), Inc. (hereinafter referred to as the “issuer”), the enterprise now makes the following commitment with respect to the matters related to the issuer’s historical evolution:
1. In December 2006, the registered capital of the issuer’s predecessor, ACM Research (Shanghai), Inc. (hereinafter referred to as “ACMSH”) increased from USD $1.2 million to RMB 174 million, of which the enterprise has performed valuation on the 45 patents for copper plating equipment and stress-free polishing equipment in the semiconductor copper process that it had obtained and the 62 patents being applied for at the time of valuation, as well as the exclusive license to use the patent technology and proprietary technology that will be applied for in the future development process, and an estimated price of RMB 84 million shall be provided as capital contribution to ACMSH. On January 31, 2007, the enterprise and ACMSH signed the Technology Licensing Agreement, but ACMSH failed to comply with the Technology Import and Export Management Regulations of the People’s Republic of China, Technology Import and Export Contract Registration Management Measure” and other relevant provision in the registration of technology import contracts for the Technology License Agreement. In this regard, the enterprise confirms and promises: The above mentioned capital contribution is true and effective. The enterprise has fulfilled its capital contribution obligations in full and on time. If the issuer is fined by the relevant government department for failing to register the technology import contract in the above mentioned Technology License Agreement, the enterprise will compensate the issuer for the fines in full in accordance with law.
2. In accordance with the Joint Venture Contract signed by the enterprise and Shanghai Venture Capital Co., Ltd. on March 19, 2007, the enterprise shall pay 2.5 million yuan in cash capital contribution and 37.5 million yuan in fixed assets capital contribution within 60 days (that is, June 24, 2007) after the new Business License for Corporate Legal Entity (April 25, 2007) is issued by ACMSH, however, the actual capital contribution time of the enterprise does not comply with the above mentioned provisions of the Joint Venture Contract. In this regard, the enterprise confirms and promises: As of the date of issuance of this letter, the other shareholders and creditors of the issuer and its predecessor ACMSH have not raised any objections or claims for breach of contract for the enterprise’s failure to pay its registered capital on time. The above mentioned failure of the enterprise to pay its capital contribution on time has not damaged the legitimate rights and interests of the issuer and its predecessor, ACMSH, creditors, and other shareholders, and there are no disputes or potential disputes.
Confirmation and commitment are hereby made.
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(There is no text on this page, it is the signature page of the Confirmation and Commitment Letter Regarding the Historical Evolution Related Matters of ACM Research (Shanghai), Inc.)

ACM RESEARCH, INC.

Signature: /s/ Hui Wang

Name: HUI WANG

Title: Authorized representative

Date: Year Month Day